Exhibit 99.1

  United Security Bancshares, Inc. Announces Quarterly and Six Month Earnings


    THOMASVILLE, Ala., July 23 /PRNewswire-FirstCall/ -- United Security Bancshares, Inc. (Nasdaq: USBI) today reported net income for the quarter ended June 30, 2004, of $3,142,000 compared to $2,509,000 for the same period of 2003, a 25% increase. On a diluted per share basis, net income for the second quarter of 2004 was $0.49, compared to $0.39 for the same period of 2003, a 26% increase.

    Improved net interest margin along with improved operating performance of the Company's finance company subsidiary, Acceptance Loan Company, account for this increase in net income. Net income for ALC for the second quarter was $865,000, compared to $563,000 for the same period of 2003.

    As a result of this increased performance, return on average assets rose to 2.30% and return on average equity increased to 17.52%.

    At June 30, 2004, total assets amounted to $580,074,000, a 7% increase over June 30, 2003. Total deposits showed an increase of $20,778,000, or 6%. Loan and lease receivables, net of unearned discount, increased 8% to $388,670,000, and shareholders' equity totaled $77,230,000, which represented a book value of $12.01 per share. Dividends remain at $0.18 per share for the second quarter.

    On June 19, 2003, the Board of Directors declared a two-for-one stock split payable on July 22, 2003, to shareholders of record at the close of business on June 30, 2003. As a result of the stock split, shareholders of record received one additional share for every share currently held. All periods presented have been restated reflecting the stock split for comparative purposes.



                       UNITED SECURITY BANCSHARES, INC.
                       (Unaudited Financial Highlights)
           (In thousands, except per share amounts and percentages)

                                    3 Months Ended           6 Months Ended
                                        June 30                  June 30
                                   2004        2003        2004          2003
    Earnings Summary:
      Net Interest Income        $9,655       $8,527      $19,225      $16,585
      Provision for Credit Losses   789        1,007        1,450        1,998
      Non-Interest Income         1,390        1,384        2,705        2,696
      Non-Interest Expense        5,661        5,285       10,880       10,368

    Income Before Income Taxes    4,595        3,619        9,600        6,915
    Income Tax Provision          1,453        1,110        3,029        2,065

    Net Income                   $3,142       $2,509       $6,571       $4,850

    Earnings Per Share:
      Basic                       $0.49        $0.39        $1.02        $0.75
      Diluted                      0.49         0.39         1.02         0.75
      Dividends Per Share          0.18         0.17         0.36         0.34


                                                              June 30,
                                                         2004          2003
    Balance Sheet Summary:
      Total Assets                                    $580,074       $541,816
      Total Earnings Assets                            529,834        499,857
      Loan and Lease Receivables,
       Net of Unearned Discount                        388,670        360,532
      Allowance for Credit Losses                        6,998          6,536
      Total Deposits                                   388,333        367,555
      Common Shareholders' Equity                       77,230         69,342
      Book Value Per Share                              $12.01         $10.78

    Average Balance Sheet Data:
      Total Assets                                    $575,032       $545,492
      Total Earnings Assets                            526,457        507,907
      Loan and Lease Receivables,
       Net of Unearned Discount                        382,882        358,702
      Total Deposits                                   388,587        365,286
      Common Shareholders' Equity                       75,919         68,283


                                                               As of
                                                              June 30,
                                                        2004           2003
    Performance Ratios:
      Return on Average Assets                           2.30%          1.79%
      Return on Common Equity                           17.52%         14.32%
    Net Interest Margin                                  7.34%          6.55%

    Average Shares Outstanding
      Basic                                          6,431,083      6,431,118
      Diluted                                        6,431,083      6,431,118



SOURCE  United Security Bancshares, Inc.
    -0-                             07/23/2004
    /CONTACT: Larry Sellers or Robert Steen of United Security Bancshares, Inc., +1-334-636-5424/
    (USBI)

CO:  United Security Bancshares, Inc.
ST:  Alabama
IN:  FIN
SU:  ERN